Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contacts:	Media Contact:

AngioDynamics Inc. Mark Frost, CFO (800) 772-6446 x1981 mfrost@AngioDynamics.com	EVC Group, Inc. Chris Dailey/Robert Jones (646) 445-4801; (646) 201-5447 cdailey@evcgroup.com; bjones@evcgroup.com	EVC Group, Inc. Dave Schemelia (646) 201-5431 dave@evcgroup.com

AngioDynamics Reports 2015 Third Quarter Financial Results

●	Third quarter fiscal 2015 net sales of $86.6 million; flat vs. prior year, excluding the wind down of supply agreement and $1 million on a constant currency basis
●	GAAP loss of $0.12 per share primarily due to one-time non-cash charges
●	Non-GAAP adjusted net income of $0.12 per share, negatively impacted $0.02 by foreign currency
●	Operating cash generation of $12.2 million
●	Company updates full-year fiscal year 2015 net sales and adjusted EPS guidance

ALBANY, N.Y., (April 9, 2015) – AngioDynamics (NASDAQ: ANGO), a leading provider of innovative, minimally invasive medical devices for vascular access, surgery, peripheral vascular disease and oncology, today reported financial results for the third quarter ended February 28, 2015.

Q3 FY15 Financial Results

Net sales of $86.6 million decreased 2% year over year from $88.2 million in last fiscal year’s third quarter.  Sales were flat year-over-year on a constant currency basis and excluding the planned wind down of the supply agreement with Boston Scientific (BSC). The following sales comparisons exclude the BSC supply agreement.

Peripheral Vascular net sales in the third quarter were $46.2 million, down 2% compared to $47.4 million in fiscal year 2014 third quarter. Vascular Access net sales were $26.4 million, a decrease of 3% from $27.3 million in the year ago quarter. Oncology/Surgery net sales of $13.1 million grew 9% over the $12 million in the prior year’s third quarter. Overall, net sales in the U.S. were down 2% year over year to $68.4 million from $69.8 million. International net sales grew 3% to $17.3 million from $16.8 million in last year’s third quarter.  On a constant currency basis, international sales increased 8% compared to the fiscal 2014 third quarter.

The Company’s GAAP net loss was $4.3 million, or $0.12 loss per share, compared to net income of $4.5 million, or $0.13 per share, in the fiscal 2014 third quarter. The current year period includes $15.5 million of non-cash, long-term asset impairment charges, $5.9 million of expenses associated with a product recall and discontinuance and $5.1 million of amortization, partially offset by a $10 million benefit from changes in the present value of contingent consideration. Excluding the items shown in the attached quarterly non-GAAP reconciliation table, adjusted net income was $4.4 million, or $0.12 per share, for the third quarter compared to net income of $4.9 million, or $0.14 per share, for the year ago quarter.

This includes $0.02 impact from movements in currencies, particularly the euro and Canadian dollar, which declined against the U.S. dollar.

Third quarter EBITDA was a loss of $1.4 million, or $0.04 loss per share, compared to $13.8 million, or $0.39 per share, in the year ago period. Adjusted EBITDA, excluding the items shown in the attached reconciliation table, was $13.5 million, or $0.37 per share, compared to $13.9 million, or $0.39 per share, in the year ago comparable period.

During the third quarter, the Company voluntary recalled its Morpheus PICC line. An internal cost/benefit analysis, coupled with the favorable market response to the Company’s BioFlo product offerings, prompted the acceleration of a pre-existing strategy to focus the Vascular Access business on products featuring BioFlo technology, resulting in the termination of the Morpheus PICC product line.

At February 28, 2015, cash and investments were $21.4 million and debt was $148.9 million.

“We delivered mixed financial results in the fiscal 2015 third quarter,” said Joseph M. DeVivo, President and Chief Executive Officer. “Facing an extremely difficult operating environment, coupled with a decision to withdraw from the market our Morpheus PICC product line, we delivered at the low end of our expectations, excluding currency effects. Otherwise our team continues to execute well, driving more of our top line to higher growth thanks to our focus on innovative products that improve patient outcomes and reduce overall healthcare costs. Our Vascular Access business’ BioFlo products continued to experience strong volume growth, further establishing its position as a truly disruptive technology. During the quarter we received an FDA clearance allowing for the elimination of a follow up X-ray when our Celerity tip location PICC is used, significantly improving our competitive position in this market. Sales in our Oncology/Surgery business grew 9% driven by continued strong NanoKnife disposable sales, particularly in the international market. We continued to rationalize our cost structure as part of our Operational Excellence program as we balance investments in growth areas with operating efficiency measures to meet our financial goals.

“I am also very pleased we signed a definitive agreement with Embomedics,” Mr. DeVivo added. “Embomedics’ resorbable microsphere technology positions us to return to the embolic market with a highly differentiated, highly margin-accretive technology. Adding a winning high growth technology to the Oncology/Surgery portfolio, coupled with NanoKnife and Acculis Microwave ablation system, helps deliver the most potent interventional oncology product line in the marketplace.”

Recent Events
•
On April 9, 2015, the Company announced a worldwide licensing agreement with privately-held EmboMedics Inc., of Minneapolis, Minn., which develops injectable and resorbable microspheres. Embolization is the fastest growing segment in Interventional Radiology, and this newly formed strategic relationship will allow AngioDynamics to leverage the talent and knowledge of its sales team to re-enter the approximately $150 million addressable global embolic market.

•
AngioDynamics received U.S. Food and Drug Administration (FDA) clearance for an expanded indication for the Celerity tip location system. The new clearance allows for the elimination of a follow-up X-ray when the Celerity system is used to aid in positioning Peripherally Inserted Central Catheters (PICCs) in adults.

Nine Months Financial Results

For the nine months ended February 28, 2015, net sales were $266.1 million, a 2% increase compared to the $260.4 million reported in the year ago nine month period. The growth rate was 3% excluding the supply agreement and on a constant currency basis. The Company’s net loss was $2.5 million, or $0.07 loss per share, compared to net income of $3.9 million, or $0.11 per share, reported for the first nine months of fiscal year 2014. Excluding the items shown in the attached quarterly non-GAAP reconciliation table, adjusted net income was $16.2 million, or $0.45 per share, compared to net income of $13.8 million, or $0.39 per share, a year ago representing a 15% increase. Excluding the impact of unfavorable currency adjustments, net income was $0.47, or a 21% increase. EBITDA was $20.4 million, or $0.56 per share, compared to EBITDA of $30.5 million, or $0.86 per share, a year ago. Adjusted EBITDA, excluding the items shown in the attached reconciliation table, was $43.8 million, or $1.21 per share, compared to $39.5 million, or $1.12 per share, in the year ago period, an increase of 8%.

Fiscal 2015 and Fourth Quarter Guidance

“We expect to show sequential improvement in our financial results in the fiscal fourth quarter ended May 31, 2015,” said Mark Frost, Chief Financial Officer and Executive Vice President. “We believe the action we took in the third fiscal quarter to voluntary recall/discontinue our Morpheus PICC product line will drive longer-term strategic benefits; however, its short term impact coupled with the headwinds due to foreign currency exchange has resulted in a revision of net sales for fiscal year 2015 to a range of $356 million to $360 million from our prior outlook of a range of $362 million to $368 million. At the midpoint, excluding the supply agreement and based on constant currency, this represents an increase of 3% over fiscal year 2014. As a result of the revision to our revenue expectation, adjusted earnings per share (EPS) excluding amortization is anticipated to be between $0.57 and $0.60 per share. At the guidance midpoint, on a constant currency basis this would be a 12% increase over fiscal year 2014.

“We are anticipating revenue to range from $90 million to $94 million in the fourth quarter, 3% at the top end on a constant currency basis and excluding our supply agreement,” Mr. Frost continued. “Adjusted EPS without amortization is expected to be $0.13 to $0.16.”

Conference Call

AngioDynamics will host a conference call today at 4:30 p.m. Eastern Time to discuss its third quarter results. To participate in the live call by telephone, please call 1-888-430-8691 and reference the Conference ID: 6669789.  In addition, a live webcast and archived replay of the call will be available at http://investors.angiodynamics.com. To access the live webcast, please go to the website 15 minutes prior to its start to register, download and install the necessary software.

Use of Non-GAAP Measures

Management uses non-GAAP measures to establish operational goals, and believes that non-GAAP measures may assist investors in analyzing the underlying trends in AngioDynamics’ business over time. Investors should consider these non-GAAP measures in addition to, not as a substitute for or as superior to, financial reporting measures prepared in accordance with GAAP. In this news release, AngioDynamics has reported net sales, excluding a supply agreement; EBITDA (income before interest, taxes, depreciation and amortization); adjusted EBITDA; adjusted net income and adjusted earnings per share. Additionally, this press release evaluates results on a constant currency basis. As a non-GAAP measure, constant currency excludes the impact of foreign currency exchange rate fluctuations. Management uses these measures in its internal analysis and review of operational performance. Management believes that these measures provide investors with useful information in comparing AngioDynamics’ performance over different periods. By using these non-GAAP measures, management believes that investors get a better picture of the performance of AngioDynamics’ underlying business. Management encourages investors to review AngioDynamics’ financial results prepared in accordance with GAAP to understand AngioDynamics’ performance taking into account all relevant factors, including those that may only occur from time to time but have a material impact on AngioDynamics’ financial results. Please see the tables that follow for a reconciliation of non-GAAP measures to measures prepared in accordance with GAAP.

About AngioDynamics

AngioDynamics Inc. is a leading provider of innovative, minimally invasive medical devices used by professional healthcare providers for vascular access, surgery, peripheral vascular disease and oncology. AngioDynamics’ diverse product lines include market-leading ablation systems, fluid management systems, vascular access products, angiographic products and accessories, angioplasty products, drainage products, thrombolytic products and venous products. More information is available at www.AngioDynamics.com.

Trademarks

AngioDynamics, the AngioDynamics logo, BioFlo and NanoKnife are trademarks and/or registered trademarks of AngioDynamics Inc., an affiliate or a subsidiary. Celerity is a trademark and/or registered trademark of Medical Components Inc.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding AngioDynamics’ expected future financial position, results of operations, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include the words such as “expects,” “reaffirms,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “optimistic,” or variations of such words and similar expressions, are forward-looking statements. These forward looking statements are not guarantees of future performance and are subject to risks and uncertainties. Investors are cautioned that actual events or results may differ from AngioDynamics’ expectations. Factors that may affect the actual results achieved by AngioDynamics include, without limitation, the ability of AngioDynamics to develop its existing and new products, technological advances and patents attained by competitors, future actions by the FDA or other regulatory agencies, domestic and foreign health care reforms and government regulations, results of pending or future clinical trials, overall economic conditions, the results of on-going litigation, the effects of economic, credit and capital market conditions, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from group purchasing organizations and competition, the ability of AngioDynamics to integrate purchased businesses, as well as the risk factors listed from time to time in AngioDynamics’ SEC filings, including but not limited to its Annual Report on Form 10-K for the year ended May 31, 2014; its Annual Report on Form 10-K/A for the fiscal year ended May 31, 2014; its quarterly reports on form 10-Q for the fiscal quarters ended August 31, 2014, and November 30, 2014; and the current report on Form 8-K, filed with the SEC on March 2, 2015. AngioDynamics does not assume any obligation to publicly update or revise any forward-looking statements for any reason.

In the United States, the NanoKnife System has received a 510(k) clearance by the Food and Drug Administration for use in the surgical ablation of soft tissue, and is similarly approved for commercialization in Canada, the European Union and Australia. The NanoKnife System has not been cleared for the treatment or therapy of a specific disease or condition.

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share data)

	Three months ended		Nine months ended
	Feb 28,	Feb 28,	Feb 28,	Feb 28,
	2015	2014	2015	2014
	(unaudited)		(unaudited)

Net sales	$86,597	$88,150	$266,077	$260,365
Cost of sales	48,746	43,357	134,745	128,107
Gross profit	37,851	44,793	131,332	132,258
% of net sales	43.7%	50.8%	49.4%	50.8%

Operating expenses
Research and development	6,855	7,045	19,642	20,757
Sales and marketing	19,355	20,700	60,405	61,736
General and administrative	6,917	6,445	22,213	19,542
Medical device excise tax	1,034	980	3,105	2,955
Amortization of intangibles	5,106	4,248	13,182	12,696
Change in fair value of contingent consideration	(10,044)	(4,154)	(8,626)	(2,481)
Acquisition, restructuring and other items, net	18,779	3,016	23,745	7,697
Total operating expenses	48,002	38,280	133,666	122,902
Operating income (loss)	(10,151)	6,513	(2,334)	9,356
Other income (expense), net	(1,828)	(1,970)	(5,398)	(5,726)
Income (loss) before income taxes	(11,979)	4,543	(7,732)	3,630
Income tax expense (benefit)	(7,717)	28	(5,278)	(251)
Net income (loss)	$(4,262)	$4,515	$(2,454)	$3,881

Earnings (loss) per share
Basic	$(0.12)	$0.13	$(0.07)	$0.11
Diluted	$(0.12)	$0.13	$(0.07)	$0.11

Weighted average shares outstanding
Basic	35,755	35,184	35,568	35,088
Diluted	35,755	35,704	35,568	35,372

ANGIODYNAMICS, INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
(in thousands, except per share data)

Reconciliation of Gross Profit to non-GAAP Adjusted Gross Profit

	Three months ended		Nine months ended
	Feb 28,	Feb 28,	Feb 28,	Feb 28,
	2015	2014	2015	2014
	(unaudited)		(unaudited)

Gross profit	$37,851	$44,793	$131,332	$132,258

Recall expenses included in cost of sales	4,997	-	4,997	-
Amortization of inventory basis step-up (1)	-	75	-	150
Adjusted gross profit	$42,848	$44,868	$136,329	$132,408
Adjusted gross profit % of sales	49.5%	50.9%	51.2%	50.9%

Reconciliation of Net Income to non-GAAP Adjusted Net Income:

	Three months ended		Nine months ended
	Feb 28,	Feb 28,	Feb 28,	Feb 28,
	2015	2014	2015	2014
	(unaudited)		(unaudited)

Net income (loss)	$(4,262)	$4,515	$(2,454)	$3,881

Recall expenses included in cost of sales	4,997	-	4,997	-
Amortization of inventory basis step-up (1)	-	75	-	150
Amortization of intangibles	5,106	4,248	13,182	12,696
Change in fair value of contingent consideration	(10,044)	(4,154)	(8,626)	(2,481)
Fixed and intangible asset impairments	9,074	-	9,074	-
Indefinite-lived intangible asset impairment	6,400	-	6,400	-
Acquisition, restructuring and other items, net (2)	3,305	3,016	8,271	7,697
Tax effect of non-GAAP items (3)	(10,221)	(2,793)	(14,610)	(8,169)
Adjusted net income	$4,355	$4,907	$16,234	$13,774

Reconciliation of Diluted Earnings Per Share to non-GAAP Adjusted Diluted Earnings Per Share:

	Three months ended		Nine months ended
	Feb 28,	Feb 28,	Feb 28,	Feb 28,
	2015	2014	2015	2014
	(unaudited)		(unaudited)

Diluted earnings (loss) per share	$(0.12)	$0.13	$(0.07)	$0.11

Recall expenses included in cost of sales	0.14	-	0.14	-
Amortization of inventory basis step-up (1)	-	0.00	-	0.00
Amortization of intangibles	0.14	0.12	0.36	0.36
Change in fair value of contingent consideration	(0.27)	(0.12)	(0.24)	(0.07)
Fixed and intangible asset impairments	0.25	-	0.25	-
Indefinite-lived intangible asset impairment	0.18	-	0.18	-
Acquisition, restructuring and other items, net (2)	0.09	0.08	0.23	0.22
Tax effect of non-GAAP items (3)	(0.28)	(0.08)	(0.40)	(0.23)
Adjusted diluted earnings per share	$0.12	$0.14	$0.45	$0.39

Adjusted diluted sharecount	36,526	35,704	36,236	35,372

(1) Amortization of step-up of acquired inventory value in accounting for acquisitions.
(2) Includes costs related to acquisitions, integrations, restructurings, debt refinancings, litigation, and other items.
(3) Represents the net tax effect of non-GAAP adjustments.

ANGIODYNAMICS, INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION (Continued)
(in thousands, except per share data)

Reconciliation of Net Income to EBITDA and Adjusted EBITDA:

	Three months ended		Nine months ended
	Feb 28,	Feb 28,	Feb 28,	Feb 28,
	2015	2014	2015	2014
	(unaudited)		(unaudited)

Net income (loss)	$(4,262)	$4,515	$(2,454)	$3,881

Income tax expense (benefit)	(7,717)	28	(5,278)	(251)
Other income (expense), net	1,828	1,970	5,398	5,726
Depreciation and amortization	8,777	7,243	22,776	21,113
EBITDA	(1,374)	13,756	20,442	30,469

Recall expenses included in cost of sales	4,997	-	4,997	-
Amortization of inventory basis step-up (1)	-	75	-	150
Change in fair value of contingent consideration	(10,044)	(4,154)	(8,626)	(2,481)
Fixed and intangible asset impairments	9,074	-	9,074	-
Indefinite-lived intangible asset impairment	6,400	-	6,400	-
Acquisition, restructuring and other items, net (2,3)	2,929	2,641	7,142	7,322
Stock-based compensation	1,488	1,599	4,389	4,022
Adjusted EBITDA	$13,470	$13,917	$43,818	$39,482

Per diluted share:
EBITDA	$(0.04)	$0.39	$0.56	$0.86
Adjusted EBITDA	$0.37	$0.39	$1.21	$1.12

(1) Amortization of step-up of acquired inventory value in accounting for acquisitions.
(2) Includes costs related to acquisitions, integrations, restructurings, debt refinancings, litigation, and other items.
(3) Excludes depreciation expense captured in the depreciation and amortization component of the reconciliation.

ANGIODYNAMICS, INC. AND SUBSIDIARIES
PRELIMINARY NET SALES BY PRODUCT CATEGORY AND BY GEOGRAPHY
(unaudited in thousands)

	Three months ended (a)					Nine months ended (b)
				Currency	Constant				Currency	Constant
	Feb 28,	Feb 28,	%	Impact	Currency	Feb 28,	Feb 28,	%	Impact	Currency
	2015	2014	Growth	(Pos) Neg	Growth	2015	2014	Growth	(Pos) Neg	Growth

Net Sales by Product Category
Peripheral Vascular	$46,195	$47,358	-2%			$142,996	$141,718	1%
Vascular Access	26,400	27,259	-3%			80,793	78,113	3%
Oncology/Surgery	13,066	11,968	9%			39,062	35,692	9%
Total Excluding Supply Agreement	85,661	86,585	-1%	1%	0%	262,851	255,523	3%	0%	3%
Supply Agreement	936	1,565	-40%	0%	-40%	3,226	4,842	-33%	0%	-33%
Total	$86,597	$88,150	-2%	1%	-1%	$266,077	$260,365	2%	1%	3%
	0	0				0	0

Net Sales by Geography
United States	$68,410	$69,814	-2%	0%	-2%	$208,848	$206,466	1%	0%	1%
International	17,251	16,771	3%	5%	8%	54,003	49,057	10%	3%	13%
Supply Agreement	936	1,565	-40%	0%	-40%	3,226	4,842	-33%	0%	-33%
Total	$86,597	$88,150	-2%	1%	-1%	$266,077	$260,365	2%	1%	3%

(a) There were 61 sales days in the three months ended February 28, 2015 and 2014.
(b) There were 187 sales days in the nine months ended February 28, 2015 and 2014.

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	Feb 28,	May 31,
	2015	2014
	(unaudited)	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$19,704	$16,105
Marketable securities	1,682	1,809
Total cash and investments	21,386	17,914

Accounts receivable, net	57,770	61,968
Inventories	68,710	61,234
Deferred income taxes	2,638	4,625
Prepaid income taxes	1,929	510
Prepaid expenses and other	4,859	5,471
Total current assets	157,292	151,722

Property, plant and equipment, net	58,295	66,590
Intangible assets, net	186,547	205,256
Goodwill	360,473	360,473
Deferred income taxes, long-term	16,469	10,403
Other non-current assets	4,060	4,447
Total Assets	$783,136	$798,891

Liabilities and Stockholders' Equity
Accounts payable	$21,696	$32,895
Accrued liabilities	19,946	17,251
Income taxes payable	677	689
Current portion of long-term debt	7,500	5,000
Current portion of contingent consideration	9,868	10,918
Total current liabilities	59,687	66,753
Long-term debt, net of current portion	141,410	137,660
Deferred income taxes, long-term	1,146	1,146
Contingent consideration, net of current portion	37,137	56,413
Other long-term liabilities	-	84
Total Liabilities	239,380	262,056

Stockholders' equity	543,756	536,835
Total Liabilities and Stockholders' Equity	$783,136	$798,891

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three months ended		Nine months ended
	Feb 28,	Feb 28,	Feb 28,	Feb 28,
	2015	2014	2015	2014
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Cash flows from operating activities:
Net income (loss)	$(4,262)	$4,515	$(2,454)	$3,881
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	8,777	7,243	22,776	21,113
Stock-based compensation	1,488	1,599	4,389	4,022
Change in fair value of contingent consideration	(10,044)	(4,154)	(8,626)	(2,481)
Fixed and intangible asset impairments and disposals	9,188	-	9,188	-
Indefinite-lived intangible asset impairment	6,400	-	6,400	-
Deferred income taxes	(7,823)	545	(4,138)	1,700
Change in accounts receivable allowance	315	(31)	659	281
Tax effect of exercise of stock options and inssuance of performance shares	-	-	-	(146)
Amortization of acquired inventory basis step-up	-	75	-	150
Other	19	(26)	(70)	(50)
Changes in operating assets and liabilities, net of acquisitions:
Receivables	466	(9,545)	3,535	(9,668)
Inventories	6,605	860	(7,476)	(3,491)
Accounts payable and accrued liabilities	(290)	(589)	(6,428)	2,821
Other	1,393	(1,076)	(2,319)	(2,958)
Net cash provided by (used in) operating activities	12,232	(584)	15,436	15,174

Cash flows from investing activities:
Additions to property, plant and equipment	(3,515)	(1,812)	(11,038)	(9,003)
Acquisition of businesses, net of cash acquired	-	-	-	(4,169)
Acquisition of intangible assets	(754)	(30)	(1,004)	(180)
Other cash flows from investing activities	-	25	-	328
Net cash provided by (used in) investing activities	(4,269)	(1,817)	(12,042)	(13,024)

Cash flows from financing activities:
Repayment of long-term debt	(6,250)	(1,250)	(8,750)	(145,000)
Proceeds from issuance of long-term debt and revolver borrowings	-	-	15,000	141,410
Payment of Contingent Consideration	-	(5,297)	(11,222)	(14,597)
Proceeds from exercise of stock options and ESPP	3,510	1,075	5,613	2,208
Other cash flows from financing activities	-	-	-	(677)
Net cash provided by (used in) financing activities	(2,740)	(5,472)	641	(16,656)

Effect of exchange rate changes on cash	(396)	82	(436)	86
Increase (Decrease) in cash and cash equivalents	4,827	(7,791)	3,599	(14,420)

Cash and cash equivalents
Beginning of period	14,877	15,173	16,105	21,802
End of period	$19,704	$7,382	$19,704	$7,382

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